EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2003, except as to Note 17, as to which the date is March 10, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of United States Cellular Corporation, which is incorporated by reference in United States Cellular Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 3, 2003, except as to Note 17, as to which the date is March 10, 2003, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 30, 2003